As filed with the Securities and Exchange Commission on February 5, 2009.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Fidelity National Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1725106
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Peter T. Sadowski
Executive Vice President and Chief Legal Officer
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copy to:
Robert S. Rachofsky
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
(212) 259-8000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Unit (2)	Price (2)	Registration Fee
Common Stock, par value $.0001 per share	3,176,620	$14.82	$47,077,508.40	$1,850.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon $14.82, which was the average of the high and low sales prices of the common stock of the Registrant as reported on the New York Stock Exchange on January 30, 2009.

PROSPECTUS
FIDELITY NATIONAL FINANCIAL, INC.
3,176,620 SHARES OF COMMON STOCK

     On December 21, 2008, Fidelity National Financial, Inc. (“FNF”) and its title insurance underwriters, Fidelity National Title Insurance Company and Chicago Title Insurance Company, entered into an amended and restated Stock Purchase Agreement (the “Stock Purchase Agreement”) with LandAmerica Financial Group, Inc. (“LFG”), pursuant to which FNF agreed to acquire the capital stock of LFG’s two principal title insurance underwriters, Commonwealth Land Title Insurance Company and Lawyers Title Insurance Corporation. The transaction closed on December 22, 2008, and FNF issued to LFG 3,176,620 shares of its common stock as part of the paid consideration. This prospectus relates to the resale from time to time by the Selling Stockholder, described in the section entitled “Selling Stockholder”, of up to an aggregate of 3,176,620 shares of common stock, par value $.0001 per share, of Fidelity National Financial, Inc.
     The Selling Stockholder may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the Selling Stockholder, you should refer to the section entitled “Plan of Distribution” beginning on page 11 of this prospectus. We will not receive any proceeds from the sale of these shares of common stock by the Selling Stockholder.
     Fidelity National Financial, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “FNF.” On February 4, 2009 the closing price of one share of our common stock was $17.25.
     Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 2 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 5, 2009

     You should rely only on the information contained in this document or to which we have referred you. We have not, and the Selling Stockholder has not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

INFORMATION CONTAINED IN THIS PROSPECTUS
     Unless otherwise stated or the context otherwise requires, references in this prospectus to “Fidelity,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries, and do not refer to the Selling Stockholder.
     This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the Selling Stockholder referred to in this prospectus may offer and resell from time to time up to 3,176,620 outstanding shares of our common stock.
     This prospectus does not cover the issuance of any shares of common stock by us to the Selling Stockholder, and we will not receive any of the proceeds from any sale of shares by the Selling Stockholder.
     Information about the Selling Stockholder may change over time. Any changed information given to us by the Selling Stockholder will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the Selling Stockholder will also be required to provide a prospectus supplement containing specific information about the terms pursuant to which it is offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.
     You should rely only on the information contained or incorporated by reference in this prospectus and any supplements to this prospectus. Neither we nor the Selling Stockholder have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholder is not making an offer of these securities in any jurisdiction where the offer is not permitted.
     You should assume that the information in this prospectus is accurate as of the date of the prospectus and that information incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.
SUMMARY
     This summary highlights information about us and the common stock being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common stock. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”
Our Company
     We are a holding company that is a provider, through our subsidiaries, of title insurance, specialty insurance, claims management services, and information services. We are one of the nation’s largest title insurance companies through our title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title, and Alamo Title — which issued approximately 26.7% of all title insurance policies issued nationally during 2007. In December 2008, we also acquired Commonwealth Land Title Insurance Company and Lawyers Title Insurance Corporation, the principal title insurance subsidiaries of LandAmerica Financial Group, Inc. We also provide flood insurance, personal lines insurance, and home warranty insurance through our specialty insurance subsidiaries. We are also a leading provider of outsourced claims management services to large corporate and public sector entities through our minority-owned affiliate, Sedgwick CMS Holdings, and a provider of information services in the human resources, retail, and transportation markets through another minority-owned affiliate, Ceridian Corporation.
     Our common stock is listed on the New York Stock Exchange under the trading symbol “FNF.”

     Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 854-8100.
The Offering

Common stock offered by the Selling Stockholder	3,176,620 shares of FNF’s common stock, $.0001 par value per share, issued by FNF to LFG on December 22, 2008 pursuant to the Stock Purchase Agreement. See “Selling Stockholder.”

Proceeds to us	We will not receive any proceeds from the sale of common stock covered by this prospectus.

Trading	Our common stock is traded on the New York Stock Exchange under the symbol “FNF.”

Risk factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.
RISK FACTORS
     An investment in our common stock involves significant risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors described below as they may be updated from time to time by annual, quarterly and other reports and documents we file with the SEC and that are incorporated by reference herein. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in us.
     General
     If adverse changes in the levels of real estate activity occur, our revenues may decline.
     Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates. Both the volume and the average price of residential real estate transactions have recently experienced declines in many parts of the country, and these trends appear likely to continue. The volume of refinancing transactions in particular and mortgage originations in general declined in the 2005 through 2008 period from 2004 levels, resulting in reduction of revenues in some of our businesses.
     We have found that residential real estate activity generally decreases in the following situations:
•	when mortgage interest rates are high or increasing;

•	when the mortgage funding supply is limited; and

•	when the United States economy is weak.

     Declines in the level of real estate activity or the average price of real estate sales are likely to adversely affect our title insurance revenues. In 2008, the sharply rising mortgage delinquency and default rates caused negative operating results at a number of banks and financial institutions and, as a result, significantly reduced the level of lending activity. The current Mortgage Bankers Association forecast is for approximately $1.9 trillion of mortgage originations in 2009 compared to $1.8 trillion in 2008. In December 2008 and continuing into January 2009, our open order volumes for refinancing transactions have increased, reflecting lower interest rates. However, it is too soon to tell if the portion of these open orders that actually closes will be consistent with our closing percentages in prior periods or how long this increased activity will last. Several banks have failed in recent months and others may fail in the short to medium term, further reducing the capacity of the mortgage industry to make loans. Our revenues in future periods will continue to be subject to these and other factors which are beyond our control and, as a result, are likely to fluctuate.
     We have recorded goodwill as a result of prior acquisitions, and an economic downturn could cause these balances to become impaired, requiring write-downs that would reduce our operating income.
     Goodwill aggregated approximately $1,351.1 million, or 18.5% of our unaudited total assets, as of September 30, 2008. Current accounting rules require that goodwill be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Factors that may be considered a change in circumstance indicating the carrying value of our intangible assets, including goodwill, may not be recoverable include, but are not limited to, significant underperformance relative to historical or projected future operating results, a significant decline in our stock price and market capitalization, and negative industry or economic trends. However, if the current worldwide economic downturn continues, the carrying amount of our goodwill may no longer be recoverable, and we may be required to record an impairment charge, which would have a negative impact on our results of operations and financial condition. We will continue to monitor our market capitalization and the impact of the current economic downturn on our business to determine if there is an impairment of goodwill in future periods.
     If the recent worsening of economic and credit market conditions continues or increases, it could have a material adverse impact on our investment portfolio.
     Our investment portfolio is exposed to economic and financial market risks, including changes in interest rates, credit markets and prices of marketable equity and fixed-income securities. Our investment policy is designed to maximize total return through investment income and capital appreciation consistent with moderate risk of principal, while providing adequate liquidity and complying with internal and regulatory guidelines. To achieve this objective, our marketable debt investments are primarily investment grade, liquid, fixed-income securities and money market instruments denominated in U.S. dollars. We also make investments in certain equity securities in order to take advantage of perceived value and for strategic purposes. Recent economic and credit market conditions have adversely affected the ability of some issuers of investment securities to repay their obligations and have affected and may further affect the values of investment securities. If the carrying value of our investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition.
     If we observe changes in the rate of title insurance claims, it may be necessary for us to record additional charges to our claim loss reserve. This may result in lower net earnings and the potential for earnings volatility.
     At each quarter end, our recorded reserve for claim losses is initially the result of taking the prior recorded reserve for claim losses, adding the current provision to that balance and subtracting actual paid claims from that balance, resulting in an amount that management then compares to the actuarial point estimate provided in the actuarial calculation. Due to the uncertainty and judgment used by both management and our actuary, our ultimate liability may be greater or less than our current reserves and/or our actuary’s calculation. If the recorded amount is within a reasonable range of the actuary’s point estimate, but not at the point estimate, management assesses other factors in order to be comfortable with the position of the recorded reserve within a range. These factors, which are more qualitative than quantitative, can change from period to period and include items such as current trends in the real estate industry (which management can assess, but for which there is a time lag in the development of the data used by our actuary), the stratification of certain claims (large vs. small), improvements in our claims management processes, and other cost saving measures. If the recorded amount is not within a reasonable range of the actuary’s point estimate, we would record a charge and reassess the long-term provision on a go forward basis.
     As a result of adverse claim loss development on prior policy years, we recorded charges in 2008 and 2007 totaling $261.6 million ($157.0 million net of income taxes) and $217.2 million ($159.5 million net of income taxes), respectively, to our provision for claim losses. These charges were recorded in addition to our provision for claim losses of 8.5% and 7.5%, respectively. These charges brought our reserve position to a level that represents our best estimate of our ultimate liability. We will reassess the provision to be recorded in future periods consistent with this methodology and can make no assurance that we will not need to record charges in the future to increase reserves in respect of prior periods.
     Our insurance subsidiaries must comply with extensive regulations. These regulations may increase our costs or impede, or impose burdensome conditions on, actions that we might seek to take to increase the revenues of those subsidiaries.
     Our insurance businesses are subject to extensive regulation by state insurance authorities in each state in which they operate. These agencies have broad administrative and supervisory power relating to the following, among other matters:
•	licensing requirements;

•	trade and marketing practices;

•	accounting and financing practices;

•	capital and surplus requirements;

•	the amount of dividends and other payments made by insurance subsidiaries;

•	investment practices;

•	rate schedules;

•	deposits of securities for the benefit of policyholders;

•	establishing reserves; and

•	regulation of reinsurance.
     Most states also regulate insurance holding companies like us with respect to acquisitions, changes of control and the terms of transactions with our affiliates. State regulations may impede or impose burdensome conditions on our ability to increase or maintain rate levels or on other actions that we may want to take to enhance our operating results. In addition, we may incur significant costs in the course of complying with regulatory requirements. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.
     State regulation of the rates we charge for title insurance could adversely affect our results of operations.
     Our title insurance subsidiaries are subject to extensive rate regulation by the applicable state agencies in the jurisdictions in which they operate. Title insurance rates are regulated differently in the various states, with some states requiring the subsidiaries to file rates before such rates become effective and some states promulgating the rates that can be charged. In almost all states in which our title subsidiaries operate, our rates must not be excessive, inadequate or unfairly discriminatory. See also the risk factor below relating to regulatory conditions in California.
     Regulatory investigations of the insurance industry may lead to fines, settlements, new regulation or legal uncertainty, which could negatively affect our results of operations.
     We receive inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies from time to time about various matters relating to our business. Sometimes these take the form of civil investigative subpoenas. We attempt to cooperate with all such inquiries. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which require us to pay money or take other actions. These fines may be significant and actions we are required to take may adversely affect our business.

     Because we are dependent upon California for approximately 17 percent of our title insurance premiums, our business may be adversely affected by regulatory conditions in California.
     California is the largest source of revenue for the title insurance industry and, in 2007, California-based premiums accounted for 33.0% of premiums earned by our direct operations and 3.0% of our agency premium revenues. In the aggregate, California accounted for approximately 16.5% of our total title insurance premiums for 2007. A significant part of our revenues and profitability are therefore subject to our operations in California and to the prevailing regulatory conditions in California. Adverse regulatory developments in California, which could include reductions in the maximum rates permitted to be charged, inadequate rate increases or more fundamental changes in the design or implementation of the California title insurance regulatory framework, could have a material adverse effect on our results of operations and financial condition.
     On January 1, 2008, new regulations (the “Regulations”) that, if implemented, would have significant effects on the title insurance industry in California, took legal effect. Among other things, the Regulations set “maximum” rates, effective as of October 1, 2010, for title and escrow using industry data to be reported through the statistical plan described below and published by the California Department of Insurance (the “CDI”). In addition, the Regulations establish an interim reduction of all title and escrow rates effective October 1, 2010 if the CDI is unable to publish the data necessary for the calculation of the maximum rates by August 1, 2010. These interim rate reductions are intended to roll rates back so that, in effect, premiums would be charged on the basis of real property values from the year 2000. Title insurers would be required to reduce their rates to a level below their 2000 rates, with the amount of the reduction determined by a formula adjusting for real estate appreciation and inflation. We are concerned that the reduced rates set by the Regulations will significantly reduce the title and escrow rates that are charged in California, while precluding title insurers from seeking relief from those reduced or maximum rates. In addition, the Regulations create a detailed statistical plan, and require each title insurer, underwritten title company, and controlled escrow company to collect data at the individual transaction level beginning on January 1, 2009, and to report such data to the CDI on an annual basis beginning April 30, 2010. Notwithstanding the promulgation of the Regulations, we, as well as others, have been engaged in discussions with the CDI regarding possible industry reforms that may result in the CDI’s decision to modify or repeal the Regulations prior to their implementation. In the event that the CDI does not modify or repeal the Regulations prior to their implementation, the Regulations are expected to have significant effects on the title insurance industry in California.
     Compliance with the data collection and reporting requirements of the Regulations would require a significant expenditure to comply with the April 30, 2010 reporting deadline. The required rate reductions and maximum rates would significantly reduce the title insurance rates that our subsidiaries can charge, and would likely have a significant negative impact on our California revenues. In addition, the increased cost of compliance with the statistical data collection and reporting requirements would negatively impact our cost of doing business in California. California is the largest source of revenue for the title insurance industry, including for us.
     We continue to meet with the CDI to discuss possible modifications to the Regulations and alternatives that could result in the repeal of the Regulations prior to their initial implementation. In June 2008, the CDI released new proposed regulations (the “New Regulations”) that would replace the existing Regulations, and public hearings were held in August, 2008. The New Regulations include rules addressing controlled business, rebates and commissions, data reporting and statistical plan enforcement remedies. Following the hearings, the passage of SB 133, which created a system for the registration of title marketing representatives and revised the statutory anti-rebating provisions, rendered the New Regulations addressing rebates and commissions unnecessary. The Department has adopted emergency regulations implementing the title marketing representative registration process required by SB 133, but has not yet acted with respect to the remaining aspects of the New Regulations. These actions are consistent with the conditions set forth in the October 5, 2007, letter the California Insurance Commissioner sent to the title insurance industry outlining a series of acts that he has agreed to undertake in an effort to minimize the impact of the Regulations and to lay further groundwork for a possible resolution involving the modification or repeal of the Regulations prior to their initial implementation. In addition, we are exploring litigation alternatives in the event that the CDI does not modify or repeal the Regulations, including a possible lawsuit challenging the CDI’s authority to promulgate rate regulations and statistical plan regulations related thereto.
     If the rating agencies downgrade us, our results of operations and competitive position in the title insurance industry may suffer.

     Ratings have always been an important factor in establishing the competitive position of insurance companies. Our title insurance subsidiaries are rated by S&P, Moody’s, Fitch, A.M. Best, Demotech and LACE. Ratings reflect the opinion of a rating agency with regard to an insurance company’s or insurance holding company’s financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to investors. On October 30, 2008, A.M. Best announced that it has revised its outlook for FNF to negative from stable and affirmed the financial strength rating of A for FNF and its eight title insurers. On December 5, 2008, A.M. Best placed FNF’s ratings under review with negative implications. On December 23, 2008, Fitch downgraded FNF’s financial strength ratings from A- to BBB. Our ratings are subject to continued periodic review by ratings agencies and the continued retention of those ratings cannot be assured. If our ratings are reduced from their current levels by those entities, our results of operations could be adversely affected.
     Our rate of growth could be adversely affected if we are unable to acquire suitable acquisition candidates.
     As part of our growth strategy, we have made numerous acquisitions and we plan to continue to acquire complementary businesses, products and services. This strategy depends on our ability to identify suitable acquisition candidates and, assuming we find them, to finance such acquisitions on acceptable terms. We have historically used, and in the future may continue to use, a variety of sources of financing to fund our acquisitions, including cash from operations, debt and equity. Our ability to finance our acquisitions is subject to a number of risks, including the availability of adequate cash reserves from operations or of acceptable financing terms and variability in our stock price. These factors may inhibit our ability to pursue attractive acquisition targets. If we are unable to acquire suitable acquisition candidates, we may experience slower growth.
     Our management has articulated a willingness to seek growth through acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus or geographic areas. This expansion of our business subjects us to associated risks, such as the diversion of management’s attention and lack of experience in operating such businesses, and may affect our credit and ability to repay our debt.
     Our management has stated that we may make acquisitions in lines of business that are not directly tied to or synergistic with our core operating segments. Accordingly, we have in the past year acquired, and may in the future acquire, businesses in industries or geographic areas with which management is less familiar than we are with our core businesses. These activities involve risks that could adversely affect our operating results, such as diversion of management’s attention and lack of substantial experience in operating such businesses. There can be no guarantee that we will not enter into transactions or make acquisitions that will cause us to incur additional debt, increase our exposure to market and other risks and cause our credit or financial strength ratings to decline.
     We may encounter difficulties managing our growth and successfully integrating new businesses, which could adversely affect our results of operations.
     We have historically achieved growth through a combination of developing new products and services, increasing our market share for existing products, and making acquisitions. Part of our strategy is to pursue opportunities to diversify and expand our operations by acquiring or making investments in other companies. The success of each acquisition will depend upon:
•	our ability to integrate the acquired business’ operations, products and personnel;

•	our ability to retain key personnel of the acquired business;

•	our ability to expand our financial and management controls and reporting systems and procedures;

•	our ability to maintain the customers and goodwill of the acquired business; and

•	any unexpected costs or unforeseen liabilities associated with the acquired business.
     The integration of two previously separate companies is a challenging, time-consuming and costly process. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect each company’s ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the combination. In addition, any successful integration of companies will require the dedication of significant management resources, which will temporarily detract attention from our day-to-day businesses.

     Our recent acquisition of subsidiaries of LandAmerica Financial Group, Inc. (“LFG”) may expose us to certain risks.
     On December 22, 2008, we completed the acquisition of LFG’s two principal title insurance underwriters, Lawyers Title Insurance Corporation and Commonwealth Land Title Insurance Company, as well as United Capital Title Insurance Company (collectively, the “LFG Subsidiaries”).
     The LFG Subsidiaries have experienced financial difficulties in recent quarters. The acquisition may have unforeseen negative effects on our company, including potentially if there are significant undisclosed liabilities that we did not discover in our due diligence review or otherwise prior to closing. Further, we face challenges in integrating the LFG Subsidiaries. These challenges include eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures, and achieving cost reductions. There can be no assurance that we will be able to fully integrate all aspects of the acquired business successfully or achieve the level of cost reductions we hope to achieve, and the process of integrating this acquisition may disrupt our business and divert our resources.
     We are a holding company and depend on distributions from our subsidiaries for cash.
     We are a holding company whose primary assets are the securities of our operating subsidiaries. Our ability to pay interest on our outstanding debt and our other obligations and to pay dividends is dependent on the ability of our subsidiaries to pay dividends or make other distributions or payments to us. Our subsidiaries are not obligated to make funds available to us. If our operating subsidiaries are not able to pay dividends to us, we may not be able to meet our obligations or pay dividends on our common stock.
     Our title insurance and specialty insurance subsidiaries must comply with state laws which require them to maintain minimum amounts of working capital, surplus and reserves, and place restrictions on the amount of dividends that they can distribute to us. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us. During 2008, our title insurers were able to pay dividends or make distributions to us without prior regulatory approval of approximately $251.1 million. We expect that our title insurers will be able to pay us a lesser amount of dividends in 2009 than in 2008; the exact amount that will be payable will be reported in our 2008 Annual Report on Form 10-K after the necessary statutory financial statements have been prepared.
     Our specialty insurance segment is a smaller operation with respect to which we have announced that we are considering our strategic alternatives and, as a result, it is unlikely to be a significant source of dividends to us in 2009.
     We could have conflicts with Fidelity National Information Services, Inc. (“FIS”) and Lender Processing Services, Inc. (“LPS”), and our chairman of our board of directors and other officers and directors could have conflicts of interest due to their relationships with FIS or LPS.
     FIS and we were under common ownership by another publicly traded company, also called Fidelity National Financial, Inc. (“Old FNF”) until October 2006, when Old FNF distributed all of its FNF shares to the stockholders of Old FNF. In November 2006, Old FNF then merged into FIS. On July 2, 2008, FIS completed the spin-off of its former Lender Processing Services operating segment into a separate publicly traded company, referred to as LPS, by distributing all of its shares of LPS to FIS shareholders through a stock dividend.
     Conflicts may arise between FIS and us, or LPS and us, in each case as a result of our ongoing agreements and the nature of our respective businesses. Among other things, following the merger between Old FNF and FIS, FIS and we have remained parties to a variety of agreements, some of which were assigned to LPS by FIS in the spin-off. We also became a party to a variety of agreements with FIS and LPS in connection with the spin-off, and we may enter into further agreements with FIS or LPS. Certain of our executive officers and directors could be subject to conflicts of interest with respect to such agreements and other matters due to their relationships with FIS or LPS.

     Some of our executive officers and directors own substantial amounts of FIS and LPS stock and stock options. Such ownership could create or appear to create potential conflicts of interest when our directors and officers are faced with decisions that involve FIS or LPS or any of their respective subsidiaries.
     William P. Foley, II, is the chairman of our board of directors, the executive chairman of the board of FIS and the chairman of the board of LPS. As a result of his roles, he has obligations to us, FIS and LPS and may have conflicts of interest with respect to matters potentially or actually involving or affecting our and FIS’s or LPS’s respective businesses. In addition, Mr. Foley may also have conflicts of time with respect to his multiple responsibilities. If his duties to each of these companies require more time than Mr. Foley is able to allot, then his oversight of that company’s activities could be diminished. Finally, FIS, LPS and we have overlapping directors and officers. .
     Matters that could give rise to conflicts between us and FIS or LPS include, among other things:
•	our ongoing and future relationships with FIS or LPS, including related party agreements and other arrangements with respect to the administration of tax matters, employee benefits, indemnification, and other matters; and

•	the quality and pricing of services that we have agreed to provide to FIS or LPS or that it has agreed to provide to us.
     We seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with FIS and LPS and through oversight by independent members of our board of directors. However, there can be no assurance that such measures will be effective or that we will be able to resolve all potential conflicts with FIS and LPS, or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with a third party.
     Provisions of our certificate of incorporation may prevent us from receiving the benefit of certain corporate opportunities.
     Because FIS may engage in some of the same activities in which we engage, there is a risk that we may be in direct competition with FIS over business activities and corporate opportunities. To address these potential conflicts, a corporate opportunity policy is incorporated into our certificate of incorporation. Among other things, this policy provides that FIS has no duty not to compete with us. The policy also limits the situations in which one of our directors or officers, if also a director or officer of FIS, must offer corporate opportunities to us of which such individual becomes aware. These provisions may limit the corporate opportunities of which we are made aware or which are offered to us.
     The markets in which our principal operating subsidiaries operate are highly competitive. Some of our competitors have greater resources than we do, and we may face competition from new entrants with alternative products or services.
     The title insurance industry is highly competitive. According to Demotech, the top five title insurance companies accounted for 92.8% of net premiums collected in 2007. Over 40 independent title insurance companies accounted for the remaining 7.2% of the market. The number and size of competing companies varies in the different geographic areas in which we conduct our title insurance business. In our principal markets, competitors include other major title underwriters such as The First American Corporation, Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies, underwritten title companies, and independent agency operations at the regional and local level. These smaller companies may expand into other markets in which we compete.
     Also, the removal of regulatory barriers might result in new competitors entering the title insurance business, and those new competitors may include companies that have greater financial resources than we do and possess other competitive advantages. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.

     From time to time, we adjust the title insurance rates we charge in a particular state as a result of competitive conditions in that state. Changes in price could have an adverse impact on our results of operations, although its ultimate impact will depend, among other things, on the volume and mix of our future business in that state and within various portions of the state.
     The markets for our other products and services are also very competitive, and we expect the markets for all of our products and services to remain highly competitive. Our failure to remain competitive may have a material adverse effect on our business, financial condition and results of operations.
FORWARD-LOOKING STATEMENTS
     The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of Fidelity. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:
•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy;

•	compliance with extensive government regulations of our operating subsidiaries, and adverse changes in applicable laws or regulations or in their application by regulators;

•	regulatory investigations of the title insurance industry;

•	our business concentration in the State of California, the source of over 17% of our title insurance premiums;

•	our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus or difficulties in integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•	competition from other title insurance companies; and

•	other risks detailed elsewhere in this document and in our other filings with the SEC.
     We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in or incorporated into this prospectus.

USE OF PROCEEDS
     Unless the applicable prospectus supplement states otherwise, we will not receive any proceeds from the sale by the Selling Stockholder of the shares of common stock offered by this prospectus. In accordance with the registrations rights provisions of the Stock Purchase Agreement, which are attached as Schedule 1 thereto (the “Registration Rights Provisions”), the Selling Stockholder will be responsible for all expenses of the registration and sale of the shares of common stock, including, but not limited to, selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the Selling Stockholder. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions.
SELLING STOCKHOLDER
     On December 22, 2008, we completed the acquisition of the capital stock of LFG’s two principal title insurance underwriters, Commonwealth Land Title Insurance Company and Lawyers Title Insurance Corporation, in exchange for (i) $134,762,521 in cash, (ii) a 2.36% subordinated promissory note due 2013 we issued in an initial principal amount equal to $50,000,000 and (iii) 3,176,620 shares of our common stock. This prospectus relates to the 3,176,620 shares of our common stock, par value $.0001 per share, issued to LFG, the Selling Stockholder. This issuance to LFG was effected as a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), in reliance upon Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering. In accordance with the Registration Rights Provisions, the transfer of these shares is being registered for offer and sale, from time to time, by or for the account of the Selling Stockholder or its assignees.
     The table below presents information, as of February 4, 2009, regarding the Selling Stockholder and the beneficial ownership of the shares of our common stock by the Selling Stockholder. Neither the Selling Stockholder nor any of its affiliates has held a position or office, or had any other material relationship with us.
     Because the Selling Stockholder may sell all, some or none of the shares of common stock beneficially owned by it, we cannot estimate the number of shares of common stock that will be beneficially owned by the Selling Stockholder after this offering. The column showing the number of shares owned after the offering assumes that the Selling Stockholder will sell all of the securities offered by this prospectus. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided ownership information to us, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”
     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Maximum Number of
	Number of Shares	Shares that may be	Shares Beneficially Owned
	Beneficially Owned	Sold Pursuant to	After Offering
Selling Stockholder	Before Offering	this Prospectus	Number	Percent
LandAmerica Financial Group, Inc.	3,176,620	3,176,620	0	0%

PLAN OF DISTRIBUTION
     The Selling Stockholder and any of its assignees may, from time to time, sell any or all of the shares covered by this prospectus. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.
     The Selling Stockholder may sell shares of common stock directly to purchasers from time to time. Alternatively, it may from time to time offer the common stock to or through underwriters, broker—dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of such common stock for whom it may act as an agent.
     Such sales may be made on any stock exchange, quotation system, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:
•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	Privately negotiated transactions;

•	Settlement of short sales entered into after the date of this prospectus;

•	A combination of any such methods of sale;

•	Any other method permitted pursuant to applicable law.
     The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
     To the extent required under the Securities Act, the underwriter or underwriters with respect to a particular offering of shares (if any), the aggregate amount of shares being offered and the terms of the offering will be set forth in a prospectus supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover of such prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the shares in an underwritten offering will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the shares if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If a broker-dealer is utilized in the sale of any shares in respect of which this prospectus is delivered, the Selling Stockholder may sell such shares to the broker-dealer, as principal. The broker-dealer may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. To the extent required under the Securities Act, the name of the broker-dealer, the aggregate amount of shares being offered and the terms of the transaction will be set forth in a prospectus supplement relating thereto.

     In connection with sales of the shares of common stock or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholder may also sell shares short and deliver the shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of our common stock by the Selling Stockholder. Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act.
     In accordance with the Registration Rights Provisions, the Selling Stockholder will be responsible for all fees and expenses incident to the registration of the shares, as well as all underwriting discounts and selling commissions, if any. We will pay our internal expenses (including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties) and the expenses of any annual audit. We will indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act, or the Selling Stockholder will be entitled to contribution. We may be indemnified by the Selling Stockholder against certain liabilities, including liabilities under the Securities Act, arising out of any written information furnished to us by the Selling Stockholder expressly for use in this prospectus, the registration statement or any amendment or supplement thereto, or we may be entitled to contribution.
     At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement may be filed with the SEC, or a report filed pursuant to the Exchange Act and incorporated by reference into this prospectus (which Exchange Act report will be identified in a prospectus filed to the extent required by the Securities Act), to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. If required, such prospectus supplement or post-effective amendment will be distributed.
     The Selling Stockholder may from time to time transfer or assign a security interest in some or all of the shares of common stock owned by it, in which case the transferees or assignees will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a prospectus supplement amending the information about the Selling Stockholder to include the transferee or assignee as selling stockholders under this prospectus.
     The Registration Rights Provisions permit us to suspend the use of this prospectus in connection with sales of our common stock offered under this prospectus by the Selling Stockholder during periods of time under certain circumstances relating to pending corporate developments, financings and public filings with the SEC and similar events.
     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The Selling Stockholder and any other person engaged in the distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our web site at http://www.fnf.com. The information on our web site is not part of this prospectus. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.
     The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and until we sell all the securities covered by this prospectus:
•	Annual Report on Form 10-K filed for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q filed for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on April 7, November 13 and 26, and December 18 and 23, 2008 and February 5, 2009;

•	The description of our common stock which is contained in our Registration Statement on Form 8-A filed on September 27, 2005; and

•	The definitive proxy statement on Schedule 14A filed on April 15, 2008.
     You may request a copy of these filings, at no cost, by writing to or telephoning us at:
Corporate Secretary
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
     You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS
     The validity of the securities offered hereby will be passed upon for Fidelity National Financial, Inc. by Goodloe M. Partee, Senior Vice President, Legal of FNF, whose opinion is filed as Exhibit 5.1 hereto. Mr. Partee is an officer of FNF and owns, as of February 5, 2009, approximately 12,969 shares of Common Stock, including shares that may be acquired within 60 days pursuant to the exercise of stock options.
EXPERTS
     The consolidated financial statements and schedules of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The audit reports on the Company’s consolidated financial statements and schedules refer to a change, effective January 1, 2006, in the method for accounting for share-based employee compensation, to a change, effective December 31, 2006, in the method of accounting for defined benefit pension and other postretirement plans, and to a change, effective January 1, 2007, in the method of accounting for uncertain tax positions.

FIDELITY NATIONAL FINANCIAL, INC.
3,176,620 SHARES OF COMMON STOCK

PROSPECTUS

February 5, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The expenses relating to the registration of the securities will be borne by the Selling Stockholder. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$1,850.15
Printing and Engraving Fees and Expenses	5,000.00
Accounting Fees and Expenses	10,000.00
Legal Fees	35,000.00
Miscellaneous	5,000.00

Total	$56,850.15

Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.
     The registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to the registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Item 16. List of Exhibits.
     The Exhibits to this registration statement are listed in the Index to Exhibits beginning on page II-6.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) If the registrant is relying on Rule 430B:
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on February 5, 2009.

Fidelity National Financial, Inc.
By:	/s/ Anthony J. Park
	Name:	Anthony J. Park
	Title:	Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Alan L. Stinson and Anthony J. Park, or any of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan L. Stinson Alan L. Stinson	Chief Executive Officer (Principal Executive Officer)	February 5, 2009

/s/ Anthony J. Park Anthony J. Park	Chief Financial Officer (Principal Financial and Accounting Officer)	February 5, 2009

/s/ William P. Foley, II William P. Foley, II	Director and Chairman of the Board	February 5, 2009

/s/ Douglas K. Ammerman Douglas K. Ammerman	Director	February 5, 2009

/s/ Willie D. Davis Willie D. Davis	Director	February 5, 2009

/s/ John F. Farrell, Jr. John F. Farrell, Jr.	Director	February 5, 2009

/s/ Thomas M. Hagerty Thomas M. Hagerty	Director	February 5, 2009

Signature	Title	Date

/s/ Philip G. Heasley Philip G. Heasley	Director	February 5, 2009

/s/ Daniel D. (Ron) Lane Daniel D. (Ron) Lane	Director	February 5, 2009

/s/ General William Lyon General William Lyon	Director	February 5, 2009

/s/ Richard N. Massey Richard N. Massey	Director	February 5, 2009

/s/ Peter O. Shea, Jr. Peter O. Shea, Jr.	Director	February 5, 2009

/s/ Cary H. Thompson Cary H. Thompson	Director	February 5, 2009

/s/ Frank P. Willey Frank P. Willey	Director	February 5, 2009

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.3 to our Registration Statement on Form S-1/A (File No. 333-136043)).

3.2	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-32630)).

5.1	Opinion of Counsel

10.1	Stock Purchase Agreement, dated as of November 25, 2008 as amended and restated as of December 12, 2008, as further amended and restated as of December 21, 2008, among Fidelity National Title Insurance Company, Chicago Title Insurance Company and LandAmerica Financial Group, Inc. (Incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on December 23, 2008 (File No. 1-32630)).

23.1	Consent of KPMG LLP.

23.2	Consent of Counsel (Included in Exhibit 5.1).

24.1	Powers of Attorney (Included on signature page of this Registration Statement).